Exhibit 99.1

Conn’s, Inc. Announces Expansion and Extension of Revolving Credit Facility

BEAUMONT, Texas--(BUSINESS WIRE)--August 1, 2011--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products, today announced that on July 28, 2011, it completed a $55 million expansion of its revolving credit facility to $430 million and extended the term by 20 months to July 2015.

The Company received increased commitments from several of the existing participants in the bank group and received a commitment from one new lender. In addition to the increased commitments and extended term, there were reductions in the unused fees to be charged and a reduction in the interest rate if the Company’s leverage ratio is reduced below specified levels. The Company estimates that diluted earnings per share will benefit by approximately $0.03 per year as a result of the interest rate changes. After completion of the amendment, repayment of the term loan and funding of a new $8 million real estate loan, the Company had $290.0 million outstanding under the revolving credit facility, excluding $1.8 million of letters of credit, and had immediate borrowing availability under that facility of approximately $82.4 million.

“We are fortunate to have the support of such strong financial partners,” commented Theodore Wright, the Company’s Chairman. “Together with our recently completed real estate loan and the expected cash flow to be received from continued reductions in the credit portfolio balance, this enhanced revolving credit facility provides us a stable source of capital to support long-term growth. Additionally, in combination with the recent payoff of the term loan, the revolving credit facility gives us a cost of debt capital that will allow our credit segment to operate more profitability. With the refinancing transactions completed, management can narrow its focus to operational execution and continued development and implementation of our long-term growth strategy.”

After completion of the financing transactions discussed above, the Company had approximately $138.2 million of total borrowing capacity remaining under the revolving credit facility, subject to increasing eligible inventory or credit portfolio collateral under the borrowing base, to fund future store and credit portfolio growth.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 71 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 18 in the Dallas/Fort Worth Metroplex, eight in San Antonio, three in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells furniture for the living room, dining room, bedroom and related accessories, and mattresses, as well as lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 60% of its retail sales under its in-house financing plan.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company’s ability to amend, renew or replace its existing credit facilities before the maturity dates of the facilities;
  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;
  delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the Company's intention to update, relocate or expand existing stores;
  the effect of closing or reducing the hours of operation of existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the cost of any amended, renewed or replacement credit facilities;
  growth trends and projected sales in the home appliance, consumer electronics and furniture and mattresses industries and the Company's ability to capitalize on such growth;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  interest rates;
  general economic and financial market conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on April 1, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-G

CONTACT:
Conn’s, Inc., Beaumont
Michael J. Poppe, 409-832-1696 Ext. 3294
Chief Financial Officer